Exhibit 99

2000 Westchester Avenue, Purchase, New York 10577 • (914) 701-8000

FOR IMMEDIATE RELEASE

Contacts:	Debbie Coffey (Media) – (914) 701-8951 Dan Loh (Investors) – (914) 701-8200

James A. Forbes Named

Executive Vice President and Chief Operating Officer, Atlas Air Worldwide

Will Succeed John W. Dietrich When He Becomes

Chief Executive Officer

Appointment Effective January 1, 2020

PURCHASE, N.Y., October 29, 2019 – Atlas Air Worldwide Holdings, Inc. (Nasdaq: AAWW) today announced that James A. (Jim) Forbes will be promoted to Executive Vice President and Chief Operating Officer of the company, effective January 1, 2020. Mr. Forbes will succeed John W. Dietrich as Chief Operating Officer. As previously announced, Mr. Dietrich will assume the role of Chief Executive Officer, effective January 1, 2020.

In addition to his role as Executive Vice President and Chief Operating Officer of Atlas Air Worldwide, Mr. Forbes will serve as Chief Operating Officer of the company’s subsidiaries Atlas Air, Inc. and Southern Air, Inc.

Mr. Forbes’ appointment is in line with the leadership transition plan initiated by the company in July, at which time William J. (Bill) Flynn announced his retirement from the Chief Executive Officer role, effective January 1, 2020. Mr. Flynn will continue to serve as Chairman of the Board.

Mr. Forbes has over 30 years of aviation operating experience, including more than 20 years with Atlas Air Worldwide. He is currently Senior Vice President, Chief Operating Officer for Southern Air. In this role, Mr. Forbes has been responsible for all aspects of the day-to-day Southern Air operation, including flight, ground and technical operations, as well as safety, performance and customer satisfaction.

“Jim is an accomplished leader with deep industry expertise and a proven track record of delivering operational excellence across all areas of our business,” said Mr. Dietrich, President and Chief Operating Officer, Atlas Air Worldwide. “He is a critical driver of the company’s long-standing success, and is widely respected for building a strong company culture.

“Jim has earned a reputation internally and externally as a trusted, growth-oriented leader with an uncompromising commitment to safety and compliance. He will be a tremendous asset on our leadership team.”

“I am honored to step into this role and work with the dedicated and talented teams across Atlas Air Worldwide,” said Mr. Forbes. “It’s been a privilege to have spent the majority of my career here at Atlas, and I’m incredibly proud of all that has been accomplished as the company’s operations have grown in size and scale. This company has incredible strength to draw on, and I look forward to working closely with John and our outstanding leadership team in driving the company’s agenda forward.”

Mr. Forbes joined Atlas in 1997 as Senior Director of Ground Operations, where he helped build the global infrastructure upon which Atlas has grown. He was promoted to Vice President, Worldwide Ground Operations in 2001, overseeing station operations for all of Atlas Air and Polar Air Cargo. In 2008, Mr. Forbes was named Senior Vice President for System Performance and Quality at Polar Air Cargo Worldwide, Atlas’ joint venture with DHL Express. In that role he led the transformation of the all-cargo network into today’s on-time express operation that supports DHL Express’ worldwide air network.

Prior to joining Atlas, Mr. Forbes was Station Director for USAir’s transatlantic hub in Philadelphia, overseeing 350 daily departures and leading nearly 2,000 employees. Earlier in his career, Mr. Forbes served as Chairman of the Merger Committee for Teamsters Union Local 278, which represented ground employees of Pacific Southwest Airlines and negotiated the all-airport staff merger of USAir and Pacific Southwest Airlines.

About Atlas Air Worldwide:

Atlas Air Worldwide is a leading global provider of outsourced aircraft and aviation operating services. It is the parent company of Atlas Air, Inc., Southern Air Holdings, Inc. and Titan Aviation Holdings, Inc., and is the majority shareholder of Polar Air Cargo Worldwide, Inc. Our companies operate the world’s largest fleet of 747 freighter aircraft and provide customers the broadest array of Boeing 747, 777, 767, 757 and 737 aircraft for domestic, regional and international cargo and passenger operations.

Atlas Air Worldwide’s press releases, SEC filings and other information may be accessed through the company’s home page, www.atlasairworldwide.com.

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